Exhibit 10.4

FIRST AMENDMENT TO SUBSCRIPTION AGREEMENT

THIS FIRST AMENDMENT TO SUBSCRIPTION AGREEMENT (this “Amendment”), dated as of April 16, 2024, is by and among BranchOut Food Inc., a Nevada corporation (fka Avolov LLC, an Oregon limited liability company) (the “Company”), the purchasers listed on Appendix A hereto, as the same may be updated from time to time (the “New Purchasers”) and those existing purchasers listed on Appendix B hereto (“Existing Purchasers”).

Reference is made to that certain Subscription Agreement, dated January 9, 2024, between the Company and the purchasers listed on Schedule A thereto (the “Subscription Agreement”). Capitalized terms used herein, but not otherwise defined, shall have the meanings given to them in the Subscription Agreement.

WHEREAS, the Company desires to increase the aggregate original principal value of the Secured Senior Notes offered and sold in the Offering from Four Hundred Thousand Dollars ($400,000) to Two Million Dollars ($2,000,000) in order to offer additional Senior Secured Notes and Warrants to New Purchasers who shall be bound to the terms and provisions of the Subscription Agreement, as amended by this Amendment;

WHEREAS, the Company desires to amend the Secured Senior Notes (the “First Notes”) issued on the First Closing Date (as defined below) to provide an additional lump sum payment of Interest on the unpaid principal balance of such Purchaser’s First Note as set forth below; and

WHEREAS, the parties hereto desire to amend the Subscription Agreement and the Senior Secured Notes accordingly, and pursuant to Section 12.12, the Subscription Agreement may be amended with the written consent of the Company and the Purchasers and such amendment shall be binding upon each party to the Subscription Agreement and each Holder of a Senior Secured Note, and the Existing Purchasers constitute the Purchasers.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments.

(a) Recitals.

i.	The reference to an aggregate Offering amount of “$400,000” in the recitals of the Subscription Agreement is hereby deleted in its entirety and replaced with “$2,000,000.” For purposes of clarity,$400,000 of the aggregate Offering amount was sold on January 9, 2024 (the “First Closing Date”) and the remainder shall be sold on additional closing dates after the date hereof (each, a “Subsequent Closing Date”).

ii.	The reference to “100,000 shares of Common Stock” included in the recitals of the Subscription Agreement is hereby deleted in its entirety and replaced with “600,000 shares of Common Stock”. For purposes of clarity, Warrants to purchase 100,000 shares of Common Stock were issued on the First Closing Date and Warrants to purchase the remaining 500,000 shares of Common Stock in aggregate shall be issued on the Subsequent Closing Dates in accordance with Section 4 of this Amendment.

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(b) Section 1.1(a). Section 1.1(a) of the Subscription Agreement is hereby deleted in its entirety and amended and restated to read as follows:

“The Company has authorized the issuance and sale of promissory notes that shall be dated as of the First Closing Date or the applicable Subsequent Closing Date as applicable (as defined below) and shall be in the aggregate original principal amount of up to Two Million Dollars ($2,000,000) USD in substantially the form attached hereto as Exhibit A (the “Senior Secured Notes” and each a “Senior Secured Note”), subject to the receipt by the Company or Persons as directed by the Company of the Consideration no later than the applicable Closing Date. In exchange for the Consideration paid by each Purchaser, the Company will sell and issue to such Purchaser a Senior Secured Note. Each Senior Secured Note will have a principal balance equal to the Consideration paid by such Purchaser for such Senior Secured Note, as set forth opposite such Purchaser’s name on Schedule A, and shall accrue interest on its unpaid principal balance at an aggregate rate of fifteen percent (15%) per annum (with a minimum of one year of interest), which interest shall accrue from the Closing Date and all accrued and unpaid interest shall be due and payable in full on the first Business Day of each month (the “Interest”). There will be a three (3)-day grace period following the first Business Day of each month, after which a late payment fee of $100 (the “Late Payment Fee”) per day per Senior Secured Note shall be assessed and payable in addition to the past due Interest. Any arrears in Interest or the incurrence of a Late Payment Fee shall constitute an Event of Default under the Senior Secured Notes until cured, and the Purchaser shall be entitled to all remedies available to it under the Senior Secured Notes and this Agreement. In addition, each holder of a Senior Secured Note issued effective as of January 9, 2024 (each a “First Note”) shall be entitled to a lump sum cash payment in an amount equal to the difference between (a) twelve (12) months of Interest on the unpaid principal balance of such First Note and (b) the amount of Interest previously paid to such holder through the initial Subsequent Closing Date (the “Additional Payment”), which Additional Payment shall be paid by the Company to each holder of a First Note on the initial Subsequent Closing Date. For the avoidance of doubt, the Interest on each First Note shall thereafter continue to accrue and be payable on a monthly basis in accordance with the terms of such First Note. The Senior Secured Notes shall be secured pursuant to the terms of a security agreement in substantially the form attached hereto as Exhibit B, as amended form time to time (the “Security Agreement”).

(c) Section 1.4. Section 1.4 of the Subscription Agreement is hereby deleted in its entirety and amended and restated to read as follows:

The closing of the sale of the Senior Secured Notes and Warrants in return for the Consideration paid by the Purchasers shall occur in one or more closings (each, a “Closing Date”); provided that references to the initial closing of the sale of Senior Secured Notes and Warrants that occurred on January 9, 2024 shall be referred to herein as the First Closing Date, and the closing of the sale of the Senior Secured Notes and Warrants issued to the New Purchasers hereafter shall each be referred to herein as a Subsequent Closing Date. At each Closing, (i) each Purchaser will deliver to the Company the amount of Consideration set forth opposite such Purchaser’s name on Schedule A, and (ii) the Company will (A) deliver to each Purchaser an executed Senior Secured Note and Warrant and the Other Investor Agreements in return for the Consideration provided to the Company and (B) pay the Closing Fees as set forth in Section 12.10 below (which Closing Fees shall be deducted from the Consideration as described above).

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(d) Section 9.1(u). A new subsection (u) shall be added to Section 9.1 to read as follows:

(u) Services. This term means the services that Eagle Vision will provide to the Company and the Purchasers, including conducting due diligence with respect to the Company, monitoring the state and performance by the Company of the Senior Secured Notes, servicing the interest and principal payments for Purchasers, engaging in ongoing discussions with the Company’s management regarding the Company’s operations and financial condition, acting as collateral agent, and evaluating financial and non-financial information related to the Company, as determined by Eagle Vision in its reasonable discretion (provided that the performance of the Services shall in no event disrupt the operations or governance of the Company), which Services shall be provided by Eagle Vision until all of the obligations due to Purchasers under the Senior Secured Notes have been finally and irrevocably paid in full in accordance with the terms thereof.

(e) Section 12.10. Section 12.10 of the Subscription Agreement is hereby amended to add the following sentences to the end of the section:

On the initial and/or second Subsequent Closing Date, from the proceeds of the sale of the Senior Secured Notes, the Company shall pay One Hundred Fifty-Seven Thousand Five Hundred Dollars ($157,500) to Eaglevision, which shall be payable as follows: (a) for the Services to be rendered by Eaglevision, One Hundred Thirty-Seven Thousand Five Hundred Dollars ($137,500) shall be retained by Eaglevision from the Consideration that EagleVision Fund L.P. is paying as a New Purchaser for its Senior Secured Note at a Subsequent Closing Date and; (b) Twenty Thousand Dollars ($20,000) shall be paid to Cairncross & Hempelmann, of which Ten Thousand Dollars ($10,000) shall be paid from the Consideration payable at the initial Subsequent Closing Date and Ten Thousand Dollars ($10,000) shall be paid to Cairncross & Hempelmann from the Consideration payable at the second Subsequent Closing Date.

2. Joinder to Subscription Agreement; Representations and Warranties.

(a)	Each New Purchaser acknowledges and agrees that by executing and delivering this Amendment, such New Purchaser has agreed to become a party to, be bound by and comply with the provisions of the Subscription Agreement. Without limiting the foregoing, each New Purchaser and Designee (as defined below) hereby represents and warrants to the Company that the representations and warranties set forth in the Subscription Agreement are true and correct as to such New Purchaser and Designee as of the Second Closing Date.

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(b)	The Company represents and warrants to the Purchasers that, as of the initial Subsequent Closing Date: The authorized capital of the Company consists of 80,000,000 shares of Common Stock, of which 4,044,252 shares are issued and outstanding as of the date hereof. All of the shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.

3. Application to Notes; Ratification. The amendments set forth in this Amendment shall apply to all outstanding Senior Secured Notes and Warrants, and such Senior Secured Notes and Warrants are hereby amended accordingly. Except as expressly modified by this Amendment, the Subscription Agreement, the Warrants and the Senior Secured Notes are hereby ratified and affirmed and remain in full force and effect. In the event of any conflict between the Subscription Agreement and the Senior Secured Notes and the Warrants and this Amendment, this Amendment shall control.

4. Warrants. The Company agrees that the Purchasers may designate other persons or entities to be issued the Warrants that would otherwise be issued to such Purchaser hereunder (each, a “Designee”). Specifically, the Company agrees that the Warrants issued at the initial Subsequent Closing Date shall be issued as set forth in the table below. Additional Warrants shall be issued at Subsequent Closing Dates to New Purchasers as set forth on Appendix A, as the same may be updated from time to time:

Name of Warrant Holder	Number of Shares of Common Stock Subject to Warrants
6,250
6,250
10,000
5,000
10,000
12,500
6,250
25,000
25,000
12,500
12,500
12,500
12,500
TOTAL	156,250

5. Effectiveness. This Amendment will be effective when signed and delivered by each party.

6. Counterparts. This Amendment may be signed in any number of counterparts, including by email PDF, DocuSign, or other electronic transmission, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same document.

[Signatures Page Follows]

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IN WITNESS WHEREOF, the Company and each Existing Purchaser and New Purchaser have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized.

COMPANY:

BRANCHOUT FOOD INC. (fka AVOLOV LLC)

By:	/s/ Eric Healy
Name:	Eric Healy
Title:	Chief Executive Officer

Company’s Address for Notices: 20724 Carmen Loop, Suite 120

Bend, OR 97702

Attn: Eric Healy

Email: eric@branchoutfood.com

(Signature Page to Amendment to Subscription Agreement)

NEW PURCHASER:

(Signature Page to Amendment to Subscription Agreement)

APPENDIX A

NEW PURCHASERS – April 16, 2024 Subsequent Closing

Name	Amount of Senior Secured Note	Number of Warrants

TOTALS	$225,000.00	56,250

NEW PURCHASERS – May , 2024 Subsequent Closing

Name	Amount of Senior Secured Note	Number of Warrants

TOTALS	$900,000.00	225,000

APPENDIX B

EXISTING PURCHASERS